Exhibit 99.1

PRESS RELEASE                                                                    SOURCE: WPCS International Incorporated

WPCS Announces Guidance for FY2009

EXTON, PA — (PR Newswire-First Call) – July 17, 2008 – NASDAQ: WPCS – News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced guidance for its current fiscal year. For FY2009, ending April 30, 2009, the company expects to generate $125 million in revenue and $5.6 million in net income. The estimated earnings per share will be $0.74 for the year.

Also, the company is announcing that it will issue its FY2008 audited year end results on July 29, 2008 at approximately 4:00 pm ET to be followed by a conference call scheduled for 4:30 pm ET. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. and 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH51651. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s financial performance for FY2008, the outlook for FY2009 and strategic initiatives. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 800-355-2355 and using 51651# as the pass code.

For FY2008, ended April 30, 2008, WPCS has estimated that revenue will be a record $101 million and net income will be approximately $4.1 million, which will yield $0.52 in earnings per share. For the fourth quarter ended April 30, 2008, the company has estimated that revenue will be approximately $27 million and net income will be approximately $921,000 which will yield $0.13 in earnings per share. The FY2008 year end audited results will be filed on July 29, 2008.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “FY2008 was a successful year for WPCS from many perspectives. The company reached a record revenue level with consistent profitability. We have established a strong position in design-build engineering services for the high growth specialty communication systems sector which should continue to serve as our foundation for future growth. Although our fourth quarter earnings were substantially better than the third quarter, we need to further improve our performance going forward. We believe FY2009 will be our best year yet with expected year over year revenue growth of 24%, net income growth of 36% and earnings per share growth of 42%. The management team is focused on delivering these projections.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com